UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): May 28, 2020

ALICO, INC.
(Exact name of registrant as specified in its charter)

Florida	0-261	59-0906081
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10070 Daniels Interstate Court, Suite 100, Fort Myers, FL 33913
(Address of principal executive offices)(Zip Code)

239-226-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. 230.425)

Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14D-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ALCO	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On May 28, 2020 (the “Approval Date”), the State of Florida approved entering into an option agreement for sale and purchase (the “Option Agreement”) submitted by Alico, Inc. (“Alico”) which grants the Board of Trustees of the Internal Improvement Trust Fund of the State of Florida an option to purchase approximately 10,684 acres of Alico Ranch for approximately $28.5 million (the “Exercise Price”) under the Florida Forever program (the “Option”). The State of Florida may exercise the Option any time beginning on the Approval Date until the 120th day after the Approval Date, subject to extension in accordance with the terms of the Option Agreement. The Option Agreement provides for certain adjustments to the Exercise Price; however, if the adjusted purchase price is less than the Exercise Price, Alico may, in its sole discretion, either approve the adjusted purchase price or terminate the Option Agreement.

Item 8.01	Other Events

On the Approval Date, Alico issued a press release announcing that the State of Florida approved entering into the Option Agreement. A copy of the press release is filed with this Form 8-K and attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

99.1	Press Release, dated May 28, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 28, 2020	ALICO, INC.

	By:	/s/ Richard Rallo

Richard Rallo
Senior Vice President and Chief Financial Officer